Filed under Rule 433
File No. 333-195496

Final Term Sheet

November 4, 2015

Issuer:	CMS Energy Corporation
Security:	3.60% Senior Notes due 2025
Aggregate Principal Amount Offered:	$250,000,000
Maturity Date:	November 15, 2025
Coupon:	3.60%
Yield to Maturity:	3.638%
Spread to Benchmark Treasury:	+140 basis points
Benchmark Treasury Security:	2.00% due August 15, 2025
Benchmark Treasury Price and Yield:	97-29+; 2.238%
Interest Payment Dates:	May 15 and November 15
First Interest Payment Date:	May 15, 2016
Public Offering Price:	99.683%
Optional Redemption:	Make-whole call at any time prior to August 15, 2025 at the Treasury rate plus 25 basis points and, thereafter, at par
Trade Date:	November 4, 2015
Settlement Date:	November 9, 2015 (T+3)
Expected Ratings:	Baa2 / BBB / BBB- (Moody’s / S&P / Fitch)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time
Joint Book-Running Managers:	Barclays Capital Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Mitsubishi UFJ Securities (USA), Inc.
Co-Managers:	PNC Capital Markets LLC
SMBC Nikko Securities America, Inc.
CUSIP/ISIN:	125896 BP4 / US125896BP44

CMS Energy Corporation has filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents CMS Energy Corporation has filed with the SEC for more complete information about CMS Energy Corporation and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, CMS Energy Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847, J.P. Morgan Securities LLC collect at (212) 834-4533, Merrill Lynch, Pierce, Fenner & Smith

Incorporated toll free at (800) 294-1322 and Mitsubishi UFJ Securities (USA), Inc. toll free at (877) 649-6848.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded.  Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.